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                                                                    Exhibit 2.9

                          FORM OF SUBSTITUTE NOTE

$190,000,000                                                   Chicago, Illinois
                                                  Dated as of:  October __, 2000

        FOR VALUE RECEIVED, the undersigned, COACH, INC., a Maryland corporation (the "BORROWER"), promises to pay to the order of INTERNATIONAL AFFILIATES & INVESTMENT INC., a Delaware corporation (the "LENDER"), (i) the principal amount of ONE HUNDRED AND NINETY MILLION DOLLARS ($190,000,000), in accordance with the terms of this Substitute Note (this "NOTE") and, in any event by September 30, 2002 (the "MATURITY DATE"), (ii) interest on said principal amount at the rates and times herein specified, and (iii) any and all other sums which may be owing to the Lender by the Borrower pursuant to the terms of this Note. All payments of principal and interest in respect of this Note shall be made to the Lender in lawful money of the United States of America in same day funds to the Lender's account at Wilmington Trust Company, to the account specified by the Lender in writing, for the account of Lender or at such other place as shall be designated in writing by the Lender for such purpose.

        1. INTEREST. The Borrower agrees to pay interest on the unpaid principal amount of this Note outstanding from time to time, from the date hereof until such amount shall be paid in full, at a rate per annum equal to the Applicable Margin (as defined below) PLUS the Stated Rate (as defined below).

               "APPLICABLE MARGIN" as used herein shall mean (a) for so long as Sara Lee Corporation owns greater than eighty percent (80%) of the outstanding voting stock of the Borrower, three-tenths of one percent (0.3%) per annum and (b) at all other times when the preceding clause
        (a) does not apply, two and one-half percent (2.5%) per annum.

               "BUSINESS DAY" as used herein shall mean a day of the year on which banks are not required or authorized to close in Wilmington, Delaware, and if the applicable Business Day relates to a determination of the Stated Rate applicable to an advance under this Note, it also means a day on which dealings are carried on in the London interbank market.

               "STATED RATE" as used herein means, for each one month period during which amounts are outstanding hereunder, the rate per annum in effect on the Business Day immediately prior to the first day of each such one month period equal to the average rate at which one month U.S. dollar deposits are offered in the London interbank market by prime banks as announced by Bloomberg News, Inc. on the date of determination or, if Bloomberg News, Inc. or any successor shall cease to announce such rates, the average of the rates at

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        which one month U.S. dollar deposits are offered on the page containing the London interbank offered rates on the Reuters screen on the date of determination.

        The Stated Rate and the interest payable hereunder shall be determined by the Lender and invoiced to the Borrower on a monthly basis.

        2. CALCULATION OF INTEREST. Interest on the indebtedness evidenced by this Note shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

        3. PAYMENT OF INTEREST. Accrued and unpaid interest on the unpaid principal balance of this Note shall be due and payable monthly in arrears, commencing on the fifteenth day of period five (5) of fiscal year 2001 and on the fifteenth day of each fiscal period thereafter, as well as on the Maturity Date.

        4. INTEREST AFTER MATURITY. The Borrower agrees to pay interest on any amount of principal which is not paid when due (whether at the Maturity Date, by required prepayment, acceleration or otherwise), from the due date thereof until such amount is paid in full, payable on demand, at a rate per annum equal to one percent (1%) PLUS the rate otherwise applicable as set forth in Section 1 above.

        5. PAYMENTS.

               (a) In the event the Borrower consummates any underwritten public offering of securities registered under the Securities Act of 1933, as amended (an "IPO"), the Borrower shall pay the principal amount of this Note in an amount equal to the total gross cash proceeds received by the Borrower on account of such offering of securities (less customary underwriting fees and discounts and reasonable expenses directly related to such offering), such payment to be made within two (2) Business Days of the receipt of such proceeds.

               (b) The Borrower shall pay on the fifteenth day of each fiscal period commencing in the first fiscal period occurring after the fiscal period in which the Borrower's IPO is consummated, a principal amount of this Note equal to the "EXCESS CASH FLOW" (defined below) for the month most recently ended. "EXCESS CASH FLOW" as used herein shall mean for any month of determination, for the Borrower and its subsidiaries on a consolidated basis, net income for such month PLUS amortization expenses for such month PLUS depreciation expense for such month PLUS any decrease in working capital (excluding cash, cash equivalents and interest-bearing debt), if any, as at the end of such month MINUS any increase in working capital (excluding cash, cash equivalents and interest-bearing debt), if any, as at the end of such month MINUS any non-financed capital

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expenditures incurred during such month to the extent such capital expenditures do not exceed $35,000,000 in the aggregate for the twelve consecutive months then ended and MINUS any amounts outstanding under that certain Revolving Note dated as of July 2, 2000 in the original principal amount of $75,000,000 made by the Borrower in favor of Sara Lee Corporation (as amended, extended, substituted or replaced from time to time) at such time, which amounts are required to be repaid with "EXCESS CASH FLOW" as defined therein. All accounting terms shall have the meanings as determined in accordance with generally accepted accounting principles consistently applied.

        6. VOLUNTARY PREPAYMENTS. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days' prior written notice to the Lender to prepay the indebtedness evidenced by this Note in whole or in part without premium or penalty but with accrued interest to the date of prepayment on the amount prepaid.

        7. COVENANTS OF BORROWER. So long as any of the obligations hereunder (all such obligations, including, without limitation, principal, interest and expenses collectively referred to herein as the "OBLIGATIONS") shall remain unpaid, the Borrower will and will cause its subsidiaries to, unless the Lender shall otherwise consent in writing:

               (a) Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon the Borrower or its subsidiaries or their respective property, except to the extent contested in good faith and by appropriate proceedings or would not have a material adverse effect on the results of operations or financial position of Borrower.

               (b) Maintain as of the end of each fiscal quarter, with respect to the Borrower and its subsidiaries on a consolidated basis and in accordance with generally accepted accounting principles, a ratio that is greater than 1.75 to 1.0 of (i) the sum of, without duplication, for the four consecutive fiscal quarters then ended (1) net income, PLUS (2) interest expense for such period, including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments and all expenses associated with interest rate hedging arrangements net of interest income, if any, PLUS (3) provision for income taxes, PLUS (4) depreciation and amortization expense and any non-cash extraordinary gains and losses and non-cash restructuring charges, PLUS (5) aggregate minimum annual rental payments payable during such period, over (ii) the sum of, without duplication, for the four consecutive fiscal quarters then ended (1) interest expense for such period, including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments and all expenses associated with interest rate hedging arrangements, net of interest income, if any, PLUS (2) aggregate minimum annual rental payments for such period.

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               (c) Not directly or indirectly, make, create, incur, assume or suffer to exist any "Liens" (as defined below) upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("PERMITTED LIENS"):

                      (i) Liens for taxes, fees, assessments or other
               governmental charges which are not delinquent or remain payable without penalty, provided that no notice of lien has been filed or recorded under the Uniform Commercial Code;

                      (ii) Carriers', warehousemen's, mechanics', landlords',
               materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

                      (iii) Liens (other than any Lien imposed by ERISA)
               consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                      (iv) easements, rights-of-way, restrictions and other
               similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its subsidiaries;

                      (v) Liens securing capital lease obligations on the assets so acquired;

                      (vi) Liens on property existing when such property was
               acquired by the Borrower or when the owner of such property became a subsidiary of the Borrower, provided that such Liens were in existence prior to the contemplation of the acquisition of such property or such owner becoming a subsidiary of the Borrower;

                      (vii)  Liens existing at the time of the IPO; and

                      (viii) Liens incurred in the ordinary course of business
               of the Borrower with respect to security deposits, lease deposits or other obligations that are not incurred in connection with the borrowing of money.

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               "LIEN" as used herein means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing.

               (d) Not incur or permit to exist any Lease Obligations (defined below) except (i) the aggregate amount of Lease Obligations reflected in or contemplated by Borrower's Annual Operating Plans for fiscal years 2001 and 2002, as approved by Sara Lee Corporation's Board of Directors (or committee thereof), as the same may be amended with approval of Sara Lee Corporation's Board of Directors (or committee thereof) or (ii) otherwise as agreed to in writing by the Lender from time to time in its sole discretion.

               "LEASE OBLIGATIONS" of a person as used herein means for any period of determina tion the rental commitments of such person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of said leases, except to the extent that such taxes, insurance, maintenance and similar expenses are payable by any sublessee), whether or not the related lease obligations have been or should be, in accordance with generally accepted accounting principles consistently applied, capitalized on the balance sheet.

               (e) Not enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any material part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except for sales of inventory in the ordinary course of its business.

               (f) Not (i) directly or indirectly declare or make, or incur any liability to make, (A) any dividend or other distribution on account of any class of stock of the Borrower, except a dividend solely payable in other capital stock of the Borrower or (B) any redemption, sinking fund or similar payment for the acquisition of capital stock of the Borrower, except as may be required to enable Sara Lee Corporation to maintain its greater than 80% ownership interest in Borrower prior to the date on which Sara Lee Corporation is no longer required to consolidate Borrower's results of operations and financial position (determined in accordance with generally accepted accounting

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principles consistently applied) or (ii) make any change in its capital structure which could adversely affect the repayment of the obligations under this Note.

               (g) Except as set forth below, not sell, transfer, distribute, or pay any money or its property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any affiliate of the Borrower, or lend or advance money or its property to any affiliate of the Borrower, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any of its property, of any affiliate of the Borrower, or become liable on any guaranty of the indebtedness, dividends, or other obligations of any affiliate of the Borrower except (i) reimbursement of actual and reasonable out-of-pocket expenses incurred by employees or directors of the Borrower in the ordinary course of the Borrower's business;
(ii) guaranties in favor of the Lender; and (iii) payments pursuant to any of the agreements with Sara Lee Corporation relating to the separation of the Borrower's business from the Sara Lee Corporation business.

               (h) Not directly or indirectly, enter into any arrangement with any person providing for the Borrower to lease or rent property that the Borrower has or will sell or otherwise transfer to such person.

        8. REPORTING REQUIREMENTS. The Borrower shall provide the Lender with the following:

               (a) As soon as available, but not later than ninety (90) days after the end of each fiscal year of Borrower, a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income or operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("INDEPENDENT AUDITOR") which report shall state that such financial statements present fairly the financial position and the results of operations of the Borrower and its subsidiaries for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's records;

               (b) As soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower commencing with the first fiscal quarter ending after consummation of Borrower's IPO, a copy of the unaudited consolidated balance sheet of the Borrower as of the end of such quarter and the related consolidated statements of income, stockholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by either the President, Chief Financial Officer or

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Treasurer of the Borrower (each a "RESPONSIBLE OFFICER") as fairly presenting, in accordance with generally accepted accounting principles (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its subsidiaries;

               (c) Concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate executed by a Responsible Officer demonstrat ing in sufficient detail compliance with the financial covenant contained in Section 7(b) hereof, a calculation of Excess Cash Flow for each month included in the fiscal quarter most recently ended and a representation that no Event of Default or event that upon either notice or the passage of time would constitute an Event of Default hereunder has occurred and is continuing; and

               (d) Promptly, such additional information regarding the business, financial or corporate affairs of the Borrower and its subsidiaries as the Lender may from time to time reasonably request.

        9. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lender as follows:

               (a) AUTHORIZATION, VALIDITY, AND ENFORCEABILITY OF THIS NOTE. The Borrower has the corporate power and authority to execute, deliver and perform this Note. Borrower has taken all necessary corporate action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery, and performance of this Note. No consent, approval, or authorization of, or declaration or filing with, any governmental authority, and no consent of any other person, is required in connection with the Borrower's execution, delivery, and performance of this Note, except for those already duly obtained. This Note has been duly executed and delivered by Borrower, and constitutes the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms. Borrower's execution, delivery, and performance of this Note does not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Borrower or any of its subsidiaries by reason of the terms of (i) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which Borrower or any of its subsidiaries is a party or which is binding upon it or its property, (ii) any judgment, law, statute, rule or governmental regulation applicable to Borrower or any of its subsidiaries, or (iii) the Certificate of Incorporation or By-laws of Borrower or any of its subsidiaries.

               (b) ORGANIZATION AND QUALIFICATION. As of the date hereof, Borrower (i) is duly incorporated and organized and validly existing in good standing under the laws of the jurisdiction of its incorporation, (ii) is qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure of such Borrower to qualify to do business would have a

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material adverse effect on Borrower's ability to collect its accounts or otherwise conduct its business or own or lease property in such jurisdiction, and (iii) has all requisite power and authority to conduct its business and to own its property.

        10. EVENTS OF DEFAULT AND REMEDIES. If any one or more of the following events ("EVENTS OF DEFAULT") shall occur and be continuing, to wit:

               (a) The Borrower shall fail to pay when due any amount of principal owing in respect of any of the indebtedness evidenced by this Note or any other note or notes which may be given in renewal, substitution or extension of all or any part of such indebtedness (each of which being an "OTHER NOTE"); or

               (b) The Borrower shall fail to pay any part of the interest on this Note or any Other Note when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, within five (5) Business Days after receipt of written notice from Lender of such failure; or

               (c) The Borrower shall fail to comply with any covenants, agreement or condition contained in this Note within thirty (30) days after receipt of written notice from Lender of such failure; or

               (d) Any representation or warranty made by the Borrower to the Lender herein or in any information provided hereunder shall be inaccurate or incomplete in any material respect when made; or

               (e) The Borrower or any of its subsidiaries shall fail to pay any principal of or premium or interest on any of their indebtedness (but excluding indebtedness evidenced by this Note or by any Other Note), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; and, in each of the cases above, the principal amount of such indebtedness is at least $5,000,000; or

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               (f) The Borrower or any of its subsidiaries shall generally not pay its debts as the same become due, or shall admit in writing its inability to pay such debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against it seeking to adjudicate it as a bankrupt or an insolvent, or seeking liquidation, winding up, reorganization arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; and in the event of any proceeding being instituted against it, such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or shall result in the entry of an order for relief, the appointment of a trustee or receiver or other adverse result to it or it shall take any action to authorized any of the actions set forth above; or

               (g) One or more judgments or orders for the payment of money in an amount in excess of $5,000,000 in the aggregate shall be rendered against the Borrower or any of its subsidiaries and such judgments or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

then, and in any such event, the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable in full, whereupon the Obligations shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, PROVIDED, HOWEVER, that upon the occurrence of any Event of Default of the kind described in clause
(f) above, the Obligations shall automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

        11. EXPENSES; INDEMNIFICATION. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the enforcement (whether through legal proceeding, negotiations or otherwise) of this Note, any Other Note and any other documents executed and delivered by the Borrower in connection with this Note (such costs and expenses to include, without limitation, the reasonable fees and expenses of the Lender's outside legal counsel). The Borrower agrees to indemnify and hold harmless the Lender and its directors, officers, employees, agents, affiliates (other than the Borrower) and advisors from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements or counsel) which may be incurred by or asserted against the Lender, or any such director, officer, employee, agent, affiliate (other than the Borrower) or advisor in connection with or arising out of any investigation, litigation or proceeding related to or arising out of this Note, any Other Note, or any other documents to be delivered or any transaction contemplated hereby or thereby (but in any case excluding any such claims, damages, losses, liabilities or expenses incurred

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by reason of the gross negligence or willful misconduct of the indemnitee).
The obligations of the Borrower under this paragraph shall survive the payment in full of the indebtedness evidenced by this Note and any Other Note.

        12. AMENDMENTS, ETC. No amendment or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        13. WAIVER OF PRESENTMENT, ETC. The Borrower hereby waives presentment for payment, demand, notice of dishonor, notice of intent to accelerate and protest of this Note.

        14. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed within such State, without giving effect to its conflicts of laws principles or rules.

        15. CONSENT TO JURISDICTION; WAIVER OF VENUE OBJECTION; SERVICE OF PROCESS. WITHOUT LIMITING THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR AGAINST PROPERTY OF THE BORROWER ARISING OUT OF OR RELATING TO THIS NOTE (AN "ACTION") IN THE COURTS OF OTHER JURISDICTIONS, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO AND ACCEPTS THE NONEXCLUSIVE JURISDICTION OF ANY DELAWARE STATE COURT OR ANY FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ANY ACTION MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR IN SUCH FEDERAL COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OR OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY DEFENSE OR OBJECTION TO VENUE BASED ON THE GROUNDS OF FORUM NONCONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE MAINTENANCE ANY ACTION IN ANY SUCH JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AGREES THAT THE SUMMONS AND COMPLAINT OR ANY OTHER PROCESS IN ANY ACTION IN ANY JURISDICTION MAY BE SERVED BY MAILING (USING CERTIFIED OR REGISTERED MAIL, POSTAGE PREPAID) TO THE NOTICE ADDRESS FOR THE BORROWER SPECIFIED BELOW OR BY HAND DELIVERY TO A PERSON OF SUITABLE AGE AND DISCRETION AT SUCH ADDRESS. SUCH SERVICE WILL BE COMPLETE ON THE DATE SUCH PROCESS IS SO MAILED OR DELIVERED, AND THE BORROWER WILL HAVE THIRTY DAYS FROM SUCH COMPLETION OF SERVICE IN WHICH TO RESPOND IN THE MANNER PROVIDED BY LAW. THE BORROWER MAY ALSO BE SERVED IN ANY OTHER MANNER PERMITTED BY LAW,

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IN WHICH EVENT THE BORROWER'S TIME TO RESPOND SHALL BE THE TIME PROVIDED BY
LAW.

        16. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION TO THE LENDER, THE BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH THE LENDER ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS NOTE, ANY OTHER NOTE, THE OBLIGATIONS, OR THE LENDER'S CONDUCT IN RESPECT OF ANY OF THE FOREGO ING.

        17. MISCELLANEOUS. No failure on the part of the Lender to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof; nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        18. STATUS. As of the date hereof, the indebtedness evidenced by that certain Term Note dated as of _________, 2000 in the original principal amount of $190,000,000 made payable by Sara Lee Corporation to the Lender (the "ORIGINAL NOTE") continues to be outstanding. Pursuant to the terms of that certain Assumption and Assignment Agreement of even date herewith executed among the Borrower, the Lender and Sara Lee Corporation, (i) this
Note is intended to re-evidence the indebtedness outstanding under the Original Note, is not a novation or repayment thereof and shall replace and supersede the Original Note and (ii) Sara Lee Corporation is released from all obligations under or related to the Original Note or the letter agreement executed in connection therewith.

        19. MAXIMUM INTEREST. Notwithstanding the foregoing paragraphs and all other provisions of this Note, none of the terms and provisions of this Note shall ever be construed to create a contract to pay to the Lender, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by the Lender to the Borrower under applicable state or federal law from time to time in effect, and the Borrower shall never be required to pay interest in excess of such maximum amount. If, for any reason interest is paid hereon in excess of such maximum amount, then promptly upon any determination that such excess has been paid the Lender will, at its option, either refund such excess to the undersigned or apply such excess to the principal owing hereunder.

        20. ENTIRE AGREEMENT. This Note constitutes the entire agreement of the parties relative to its subject matter, and shall not be waived, modified or supplemented, in whole or in part, except

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in a writing signed by the parties. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the remaining provisions shall continue in full force and effect.


























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        IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

                                            COACH, INC.

                                            By:
                                               --------------------------------
                                            Name:
                                                 ------------------------------
                                            Title:
                                                  -----------------------------

                                            Notice Address:

                                            Coach, Inc.
                                            516 W. 34th Street
                                            New York, New York 10001
                                            Attention: Chief Financial Officer
                                            or Chief Operating Officer with
                                            copies to General Counsel
                                            Telecopy: 212-629-2205
                                            Telephone: 212-594-1850

Agreed and Accepted:

INTERNATIONAL AFFILIATED INVESTMENT INC.

By:
   -----------------------------------------
Name:    Joseph A. Pedrotty
Title:   President

Notice Address:

Playtex Apparel, Inc.
Ridgely Street
Dover, Delaware 19903
Attn:  Joseph A. Pedrotty
Telecopy:   302-674-6938
Telephone:  302-674-6498